EXHIBIT 11

                              CARNIVAL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)

                                Nine Months         Three Months
                              Ended August 31,   Ended August 31,
                              1996        1995    1996        1995
Net income                   $451,479  $366,863  $268,131   $209,542
Adjustments to net income for
the purpose of computing fully
diluted earnings per share:
   Interest reduction from
   assumed conversion of 4.5%
   Convertible Subordinated
   Notes                        4,100     4,155     1,328       1,385
Adjusted net income          $455,579  $371,018  $269,459    $210,927


Weighted average shares
outstanding                   288,524   283,921   291,171     285,027
Adjustments to weighted
average shares outstanding for the
purpose of computing fully diluted
earnings per share:
   Additional shares issuable upon
   assumed conversion of 4.5%
   Convertible Subordinated
   Notes                          6,542   6,618     6,388        6,618

Adjusted weighted average
shares outstanding              295,066  290,539   297,559       291,645

Earnings per share:
Primary                           $1.56    $1.29      $.92         $0.74
Fully Diluted*                    $1.54    $1.28      $.91         $0.72





*In accordance with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the Company's convertible securities are anti-dilutive or result in a less than 3% dilution for the periods presented.